UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ICAHN ENTERPRISES L.P.

(Exact name of registrant as specified in its charter)

Delaware	13-3398766
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

767 Fifth Avenue, Suite 4700, New York, NY	10153
(Address of principal executive offices)	(Zip Code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Transferable Subscription Rights to Purchase Depositary Units representing Limited Partner Interests	The NASDAQ Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act:

NONE

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

This Form 8-A is being filed in connection with Icahn Enterprises L.P.’s (“we” or “us”) listing of transferable subscription rights (the “Rights”) to purchase depositary units representing limited partner interests in us (the “Depositary Units”) pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, on The NASDAQ Stock Market LLC commencing on February 9, 2017. On February 6, 2017, we declared that we will distribute up to approximately 11,171,104 Rights to the holders of our Depositary Units. Each holder of Depositary Units will receive 0.07718 Rights for each Depositary Unit held as of February 6, 2017. Each whole Right entitles the holder thereof to purchase, for a subscription price of $53.71, one Depositary Unit.

Item 1. Description of Registrant’s Securities to be Registered.

A description of the Rights to be registered hereunder is set forth under the captions “The Rights Offering” and “Material U.S. Federal Income Tax Considerations” in the prospectus (the “Prospectus”) filed by us pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which prospectus constitutes a part of our Registration Statement on Form S-3 (File No. 333-213563) initially filed with the Securities and Exchange Commission on September 9, 2016, including all amendments thereto (the “Registration Statement”). Such Prospectus is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

3.1.	Certificate of Limited Partnership of Icahn Enterprises L.P., f/k/a American Real Estate Partners, L.P. (“Icahn Enterprises”) dated February 17, 1987, as thereafter amended from time to time (incorporated by reference to Exhibit 3.1 to Icahn Enterprises’ Form 8-K (SEC File No. 1-9516), filed on September 20, 2007).

3.2.	Second Amended and Restated Agreement of Limited Partnership of Icahn Enterprises, dated August 2, 2016 (incorporated by reference to Exhibit 3.1 to Icahn Enterprises’ Form 10-Q for the quarter ended June 30, 2016 (SEC File No. 1-9516), filed on August 4, 2016).

4.1	Form of Subscription Rights Certificate.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ICAHN ENTERPRISES L.P.
(Registrant)

Date: February 6, 2017

By:	/s/ Peter Reck
Name: Peter Reck
Title: Chief Accounting Officer